Exhibit 99.1

American Public Education Reports Second Quarter 2018 Results

CHARLES TOWN, W.Va., Aug. 8, 2018 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended June 30, 2018.

Selected Financial Data:

  Second quarter 2018 consolidated revenue increased by 1% to $72.8 million, compared to $72.2 million in the same period of 2017.
  Net income for the second quarter of 2018 increased to $6.5 million, or $0.39 per diluted share, compared to net income of $3.8 million, or $0.23 per diluted share, in the same period of 2017.

Registrations and Enrollment:

  Net course registrations at APUS declined by less than 1% year-over-year in the second quarter of 2018. Net course registrations by returning students decreased by less than 1% year-over-year and net course registrations by new students decreased by approximately 1% year-over-year in the second quarter of 2018.1
  APUS student enrollment decreased by 4% year-over-year to approximately 81,100 students as of June 30, 2018.2
  For the three months ended June 30, 2018, new student enrollment at HCN increased by approximately 5% year-over-year and total student enrollment increased by 17% year-over-year to approximately 2,020 students.3

Financial Results:

Total consolidated revenue for the second quarter of 2018 increased by 1% to $72.8 million, compared to total revenue of $72.2 million in the second quarter of 2017. Consolidated income from operations before interest income and income taxes in the second quarter of 2018 increased by 27% to $8.0 million, compared to consolidated income from operations before interest income and income taxes of $6.3 million in the second quarter of 2017. Net income for the second quarter of 2018 was $6.5 million, or $0.39 per diluted share, compared to net income of $3.8 million, or $0.23 per diluted share for the second quarter of 2017. The weighted average diluted shares outstanding for the second quarters of 2018 and 2017 were approximately 16.6 million and 16.4 million, respectively.

For the six months ended June 30, 2018, total consolidated revenue was approximately $147.8 million, compared to $147.9 million in the prior year period. Consolidated income from operations before interest income and income taxes for the six months ended June 30, 2018 was $14.2 million, compared to $14.6 million in the prior year period. Net income for the six months ended June 30, 2018 was $11.0 million, or $0.67 per diluted share, compared to net income of $8.3 million, or $0.51 per diluted share, in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2018 and 2017 were approximately 16.6 million and 16.3 million, respectively.

Adjusted net income for the six months ended June 30, 2018 was $12.3 million, or $0.74 per diluted share. Adjusted net income for the six months ended June 30, 2018 excludes approximately $1.7 million in pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. The workforce reduction was substantially completed on April 1, 2018. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of June 30, 2018 were approximately $193.6 million, compared to $179.2 million as of December 31, 2017. Capital expenditures were approximately $3.0 million for the six months ended June 30, 2018, compared to $3.8 million in the prior year period. Depreciation and amortization was $8.9 million for the six months ended June 30, 2018, compared to $9.5 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended June 30,	2018	2017	% Change
Net Course Registrations by New Students	9,500	9,600	-1%
Net Course Registrations	76,800	77,000	0%

American Public University System[1]
For the six months ended June 30,	2018	2017	% Change
Net Course Registrations by New Students	18,900	20,100	-6%
Net Course Registrations	160,200	163,700	-2%

As of June 30,
APUS Student Enrollment[2]	81,100	84,300	-4%

Hondros College of Nursing[3]
For the three months ended June 30,	2018	2017	% Change
New Student Enrollment	485	460	5%
Total Student Enrollment	2,020	1,720	17%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Third Quarter 2018 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates a decrease in third quarter 2018 consolidated revenues of between 3% and 0% year-over-year. The Company expects consolidated net income of between $0.28 and $0.33 per diluted share in the third quarter of 2018.

American Public Education also expects the following results from its subsidiaries in the third quarter of 2018:

  At APUS, net course registrations by new students are expected to decrease between 13% and 8% year-over-year and total net course registrations are expected to decrease between 6% and 2% year-over-year. 1
  At HCN, new student enrollment decreased by approximately 3% year-over-year and total student enrollment increased by approximately 11% year-over-year for the three months ended September 30, 2018 (Summer 2018).3

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the six months ended June 30, 2018, which excludes certain pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's second quarter 2018 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the period ended June 30, 2018, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2018	2017
	(Unaudited)

Revenues	$72,798	$72,196
Costs and expenses:
Instructional costs and services	28,967	29,834
Selling and promotional	13,284	14,008
General and administrative	17,594	16,632
Loss on disposals of long-lived assets	558	678
Depreciation and amortization	4,347	4,726
Total costs and expenses	64,750	65,878

Income from operations before
interest income and income taxes	8,048	6,318
Interest income, net	661	15
Income before income taxes	8,709	6,333

Income tax expense	2,280	2,525
Equity investment income	29	21
Net income	$6,458	$3,829

Net income per common share:
Basic	$0.39	$0.24
Diluted	$0.39	$0.23

Weighted average number of
common shares:
Basic	16,408	16,241
Diluted	16,646	16,360

	Three Months Ended
Segment Information:	June 30,
	2018	2017
Revenues:
American Public Education, Inc.	$63,692	$64,304
Hondros College of Nursing	$9,106	$7,892
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$7,169	$5,663
Hondros College of Nursing	$879	$655

	Six Months Ended
	June 30,
	2018	2017
	(Unaudited)

Revenues	$147,765	$147,884
Costs and expenses:
Instructional costs and services	58,653	58,790
Selling and promotional	28,865	29,443
General and administrative	36,482	34,388
Loss on disposals of long-lived assets	686	1,168
Depreciation and amortization	8,869	9,470
Total costs and expenses	133,555	133,259

Income from operations before
interest income and income taxes	14,210	14,625
Interest income, net	1,154	26
Income before income taxes	15,364	14,651

Income tax expense	4,145	6,374
Equity investment income (loss)	(172)	61
Net income	$11,047	$8,338

Net income per common share:
Basic	$0.67	$0.51
Diluted	$0.67	$0.51

Weighted average number of
common shares:
Basic	16,384	16,214
Diluted	16,611	16,340

	Six Months Ended
Segment Information:	June 30,
	2018	2017
Revenues:
American Public Education, Inc.	$129,360	$132,433
Hondros College of Nursing	$18,405	$15,451
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$12,299	$13,590
Hondros College of Nursing	$1,911	$1,035

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the six months ended June 30, 2018 and 2017:

(In thousands, except per share data)

	Six Months Ended June 30,
	2018		2017
	$	Per Share	$	Per Share
	(Unaudited)

Net income:	$11,047	$0.67	$8,338	$0.51
Add adjustments:
Voluntary reduction in force expenses	1,714	0.10	—	—
Tax effect of non-GAAP adjustment	(447)	(0.03)	—	—
Adjusted net income:	$12,314	$0.74	$8,338	$0.51

Weighted average number of diluted
common shares outstanding:	16,611		16,340

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880